Exhibit 99.1

Investors:	Media:
Ann Tanabe	Dan Budwick
VP, Investor Relations and Corporate Communications	BMC Communications
Encysive Pharmaceuticals	(212) 477-9007 ext. 14
(713) 796-8822

Marcy Strickler
The Trout Group
(646) 378-2900 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS COMPLETES $60 MILLION NOTE
OFFERING SECURED BY ARGATROBAN ROYALTIES
HOUSTON — February 6, 2007 — Encysive Pharmaceuticals Inc. (NASDAQ: ENCY) today announced that its newly formed, wholly-owned subsidiary has closed a private placement of $60 million in aggregate principal amount of non-convertible, non-recourse promissory notes (“Notes”) to institutional investors. The Notes are secured by royalties to be paid from sales of Argatroban, a drug licensed by Encysive to and sold by GlaxoSmithKline plc (“GSK”), a public limited company organized in England, for the treatment of heparin-induced thrombocytopenia, and by a pledge by Encysive of the stock of the new subsidiary.
     All interest and principal payments on the Notes will be made solely from royalties and other payments payable under the license agreement between Encysive and GSK, all of which have been transferred to the new subsidiary. The Notes are non-recourse and non-convertible and have not been guaranteed by Encysive.
     The Notes will bear interest at 12% per annum payable quarterly beginning March 30, 2007. If the Argatroban royalties received for any quarter exceed the interest payments and expenses due for that quarter, the excess will be applied to the repayment of principal of the Notes until the Notes have been paid in full. Any portion of the principal amount of the Notes not repaid on or before the legal final maturity date of September 30, 2014 will be payable on that date. In addition, the Notes may be redeemed at Encysive’s option on any quarterly payment date, subject to the payment of a make-whole payment (if the redemption occurs on or before December 30, 2007) or a redemption premium (if repaid after December 30, 2007 and before March 30, 2010). On and after March 30, 2010, the Notes may be redeemed without premium. Once the Notes are repaid in full, the new subsidiary will retain all royalty and other payments due under the license agreement with GSK.
     Net proceeds to Encysive from the financing are expected to be approximately $55 million after transaction costs. $10 million of the net proceeds will be withheld from Encysive pending confirmation of treaty relief from U.K withholding tax obligations. Once tax treaty relief is confirmed, the amount withheld will be released to

Encysive. If tax treaty relief is not received by March 23, 2008, the tax reserve will be used to pay interest on and principal of the Notes.
     Encysive expects to use the proceeds of the Notes for general corporate purposes, including the development of Encysive’s products and to support sales and marketing of THELIN®1 (sitaxentan sodium)2 in the European Union, where it was approved in August 2006. THELIN is commercially available in the United Kingdom and Germany, is expected to become available in additional EU countries in 2007, and is under regulatory review in the United States, Australia and Canada.
     The Notes were offered and sold in a private placement pursuant to Section 4(2) of the Securities Act of 1933 (“Act”), as amended. The offer and sale of the Notes was not and will not be registered under the Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration, and the Notes may be offered, sold or transferred only to U.S. citizens who are qualified institutional buyers (as defined in the Act) or other institutional accredited investors. A more detailed explanation of the obligations of Encysive and its newly formed, special purpose subsidiary can be found in Encysive’s Form 8-K, to be filed with the Securities and Exchange Commission in connection with this transaction.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.
The Encysive Pharmaceuticals Inc. logo is available at http://media.primezone.com/prs/single/?pkgid=843
1 THELIN is an EU registered trademark of Encysive Pharmaceuticals Inc.
2 “Sitaxentan” sodium is the spelling recognized by the World Health Organization for Encysive Pharmaceuticals’ sitaxsentan sodium.
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are whether the royalty and other payments under the agreement between Encysive and GSK will generate sufficient revenues to repay the Notes in accordance with the terms of the Notes, particularly because we rely on GSK to market Argatroban; our ability to obtain treaty relief from the U.K. withholding tax requirements; our estimate of the sufficiency of our existing capital resources, our ability to raise additional capital to fund cash requirements for future operations, our ability to manufacture and sell any products, potential drug candidates, their potential therapeutic effect, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate, and our ability to discover new drugs in the future, as well as more specific risks, trends and uncertainties facing Encysive such as those set forth in its reports on Forms 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks, trends and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore you should not rely on any such forward-looking statements. Furthermore, Encysive undertakes no duty to update or revise these forward-looking statements. The Private Securities Litigation Reform Act of 1995 permits this discussion.
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